Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Dean
Investor Relations
(732) 544-3212
ddean@opnext.com
OPNEXT REPORTS THIRD QUARTER UNAUDITED OPERATING RESULTS
Eatontown, N.J. (February 5, 2009) Opnext, Inc. (NASDAQ:OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for the third quarter ended December 31, 2008.
Financial Highlights for the Third Quarter Ended December 31, 2008:
•	Sales decreased $9.7 million, or 12.1%, to $70.5 million from $80.2 million in the quarter ended September, 2008. The decrease affected all product lines except XFP products. Sales of 10Gbps and above products decreased $8.9 million, or 13.6%, to $56.7 million, while sales of less than 10Gbps products decreased $0.6 million, or 6.7%, to $8.4 million, and sales of industrial and commercial products decreased $0.2 million, or 3.6%, to $5.4 million.

•	Sales increased $4.1 million, or 6.2%, from $66.4 million in the quarter ended December 31, 2007, primarily as a result of increased sales of XFP, X2 and SFP products, partially offset by lower sales of 40G and XENPAK modules.

•	Sales to Cisco and Alcatel-Lucent represented 35.2% and 15.9% of total sales, respectively, as compared to 38.6% and 14.6% for the quarter ended September 30, 2008, and 37.6% and 19.9% for the quarter ended December 31, 2007. Sales to the balance of the top ten customers during the quarter ended December 31, 2008 increased 4.4% sequentially and represented 31.8% of total revenue.

•	Gross margin was 22.1% as compared to 30.5% for the quarter ended September 30, 2008. The 8.4 percentage point sequential decrease in gross margin includes a 7.5 percentage point negative effect from excess and obsolete inventory charges associated with reduced demand for communication products. Gross margin was also negatively impacted by lower sales volumes that were partially offset by the net benefit from foreign currency exchange fluctuations and hedging programs.

•	Gross margin percentage declined from 32.8% in the quarter ended December 31, 2007 as a result of the increase in excess and obsolete inventory charges as well as from unfavorable product mix, lower average selling prices and the net negative effects from foreign currency exchange fluctuations and hedging programs, partially offset by the benefits from cost reductions and lower warranty expenses.

•	Operating expenses increased $6.7 million, or 27.3%, to $31.1 million from $24.4 million in the quarter ended September 30, 2008. The sequential increase primarily relates to a $5.7 million goodwill impairment charge resulting from the current weakness in the communications market, a $0.9 million increase in bad debt expense associated with the recent bankruptcy filing by Nortel Networks, Inc., and the negative effect from foreign currency exchange fluctuations, partially offset by a decrease in spending for R&D materials.

•	Operating expenses increased $11.1 million, or 55.3%, from $20.0 million in the quarter ended December 31, 2007 primarily as a result of the aforementioned goodwill impairment charge and increase in bad debt expense, the negative effects from foreign currency exchange fluctuations, and the reversal of performance-based bonus accruals during the quarter ended December 31, 2007.

•	Operating loss was $15.5 million for the quarter ended December 31, 2008, as compared to an operating profit of $0.1 million for the quarter ended September 30, 2008, and $1.8 million for the quarter ended December 31, 2007.

•	Non-GAAP operating loss, which excludes the goodwill impairment charge, stock-based compensation expense, class action related litigation expenses and costs associated with the acquisition of StrataLight Communications, Inc., was $7.7 million for the quarter ended December 31, 2008 as compared to non-GAAP operating income of $1.9 million for the quarter ended September 30, 2008. The change primarily resulted from the $5.3 million increase in excess and obsolete inventory charges, $0.9 million of Nortel related bad debt expense and the negative effects of lower sales volumes, partially offset by lower R&D spending. The negative effects from foreign currency exchange fluctuations were substantially offset by the benefits from hedging programs.

•	Non-GAAP operating loss for the quarter ended December 31, 2008 was $7.7 million as compared to $3.1 million of non-GAAP operating profit for the quarter ended December 31, 2007. The change primarily resulted from the increase in excess and obsolete inventory charges and Nortel related bad debt expense as well as from unfavorable product mix, lower average selling prices, the net negative effects from foreign currency exchange fluctuations and hedging programs, and the reversal of performance-based bonus accruals during the quarter ended December 31, 2007, partially offset by the benefits from cost reductions and lower warranty expenses.

•	Net loss was $14.5 million, or $(0.23) per diluted share, as compared to net income of $1.2 million, or $0.02 per diluted share, for the quarter ended September 30, 2008, and $4.3 million, or $0.07 per diluted share, for the quarter ended December 31, 2007.

•	Non-GAAP net loss, which excludes the goodwill impairment charge, stock-based compensation expense, class action related litigation expenses and costs associated with the acquisition of StrataLight Communications, Inc., for the quarter ended December 31, 2008 was $6.8 million, or $(0.10) per diluted share, including an aggregate negative impact of $0.10 per diluted shares resulting from excess and obsolete inventory charges and Nortel related bad debt expense.

•	Earnings per diluted share for the quarter ended December 31, 2008 includes less than a $0.01 sequential net negative effect from foreign currency exchange fluctuations and related hedging programs. As compared to the quarter ended December 31, 2007, earnings per diluted share includes a $0.03 net negative effect from foreign currency exchange fluctuations and related hedging programs.

•	Cash generated from operations was $2.7 million for the nine-month period ended December 31, 2008, while cash used by operations was $52 thousand for the quarter ended December 31, 2008. Cash and cash equivalents decreased by $15.7 million to $206.0 million at December 31, 2008, as compared to $221.7 million at March 31, 2008, primarily as a result of $6.6 million of short-term loan payments, $6.5 million of payments on capital lease obligations, $2.2 million of costs incurred in connection with the StrataLight Communications acquisition, and $2.5 million of additional capital investments.
Market Observations and Guidance:
Commenting on the Company’s recent performance, Opnext, Inc. President and Chief Executive Officer Harry Bosco said, “The market weakness that we saw at the end of last quarter continued to impact our performance throughout the December quarter. We expect that weakness to continue in 2009. In addition, we are experiencing increased pricing pressure, an unfavorable product mix and the adverse effect of foreign currency exchange fluctuations. In this difficult demand environment, our focus is on continuing to serve our customer base, completing the integration of StrataLight, and reducing our expense structure while we continue to invest in R&D programs for our future. Our goal remains to enhance our industry leadership at the higher network speeds and expand our customer relationships as we address the continuing need for greater bandwidth.”

“We continue to take a cautious short-term view based on a challenging macro-environment and tempered customer views. With that in mind, we expect revenues, including the results of our Opnext subsystems business (formerly StrataLight), to be in the range of $80 to $90 million for our fourth fiscal quarter ending March 31, 2009,” concluded Mr. Bosco.
Forward-looking Statements:
Statements made in this press release include forward looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain Opnext products, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•	projected sales for the quarter ending March 31, 2009, as well as the general outlook for the future are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•	the market in which Opnext operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.
In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of Opnext to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property, market trends and the adoption of industry standards; the ability of Opnext to integrate, and realize the value from, the acquisition of StrataLight Communications; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in Opnext’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on June 16, 2008, as amended. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.
Conference Call:
Opnext management will conduct a conference call at 9:00 a.m. ET, today, Thursday, February 5, 2009, to discuss these results in detail. You may participate in this conference call by dialing 877-853-4940 (United States) or 706-645-9149 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 82515809. A replay of the conference call can be accessed starting approximately two hours after the call through Thursday, February 12, 2009, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 82515809. A live webcast of the call will be accessible on the Investor Relations section of the Company website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page of the Investor Relations section.
(OPXT-G)
About Opnext:
Opnext (NASDAQ: OPXT) optical technologies add the spark of innovation to a world of new applications, from the latest communications networks to high-demand consumer electronics. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the industry’s largest portfolio of 10G and 40G next generation products and solutions. Formed out of Hitachi, Opnext has built on more than 30 years experience of advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2008	March 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$205,997	$221,686
Trade receivables, net	58,254	55,443
Inventories, net	94,135	90,297
Prepaid expenses and other current assets	5,849	3,639

Total current assets	364,235	371,065
Property, plant, and equipment, net	67,887	55,488
Goodwill	—	5,698
Other assets	275	208

Total assets	$432,397	$432,459

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$37,526	$45,531
Accrued expenses	15,913	14,184
Short-term debt	14,342	20,060
Capital lease obligations	12,312	7,414

Total current liabilities	80,093	87,189
Capital lease obligations	24,307	18,843
Other long-term liabilities	4,270	3,349

Total liabilities	108,670	109,381

Total shareholders’ equity	323,727	323,078

Total liabilities and shareholders’ equity	$432,397	$432,459

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2008	2007	2008	2007
Sales	$70,533	$66,408	$234,929	$210,814
Cost of sales	54,951	44,653	167,765	138,338

Gross margin	15,582	21,755	67,164	72,476
Research and development expenses	10,550	8,692	32,021	27,579
Selling, general and administrative expenses	14,805	11,304	42,665	34,860
Impairment of goodwill	5,698	—	5,698	—
Gain on disposal of property and equipment	—	(4)	(9)	(41)

Operating (loss) income	(15,471)	1,763	(13,211)	10,078
Interest income, net	717	2,119	2,689	6,956
Other income, (expense), net	216	358	(219)	(865)

Income before income taxes	(14,538)	4,240	(10,741)	16,169
Income tax benefit (expense)	—	15	—	(71)

Net (loss) income	$(14,538)	$4,255	$(10,741)	$16,098

Net (loss) income per share:
Basic	$(0.23)	$0.07	$(0.17)	$0.25
Diluted	$(0.23)	$0.07	$(0.17)	$0.25

Weighted average number of shares used in computing net income per share:
Basic	64,612	64,627	64,618	64,585
Diluted	64,612	64,667	64,618	64,625

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	December 31,
	2008	2007
Cash flows from operating activities
Net (loss) income	$(10,741)	$16,098
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	9,338	8,015
Impairment of goodwill	5,698	—
Compensation expense	4,161	2,358
Gain on disposal of property, plant and equipment	(9)	(41)
Changes in assets and liabilities	(5,792)	(16,666)

Net cash provided by operating activities	2,655	9,764
Cash flows from investing activities
Capital expenditures	(2,474)	(3,548)
In-process acquisition of business costs	(1,622)	—

Net cash used in investing activities	(4,096)	(3,548)
Cash flows from financing activities
Payments on short-term debt	(6,586)	—
Payments on capital lease obligations	(6,479)	(3,751)
Equity registration costs	(560)	—
Restricted shares repurchased	(27)	—
Exercise of stock options	6	16

Net cash used in financing activities	(13,646)	(3,735)
Effect of foreign exchange rates on cash and cash equivalents	(602)	1,125

(Decrease) Increase in cash and cash equivalents	(15,689)	3,606
Cash and cash equivalents at beginning of period	221,686	199,786

Cash and cash equivalents at end of period	$205,997	$203,392

Non-cash financing activities
Capital lease obligations incurred	$(13,170)	$(8,885)
Stock appreciation rights amendment	—	2,432

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating (loss) income GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, to its investors in an effort to provide greater transparency and insight into management’s method of analysis. Management also provides non-GAAP net (loss) income and net (loss) income per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures. The non-GAAP adjustments, and the basis for excluding them, are outlined below.
Goodwill impairment: On June 4, 2003, the Company acquired 100% of the outstanding shares of Pine Photonics Communication Inc., or Pine, in exchange for 1,672,476 of the Company’s then Class B common stock. This acquisition expanded the Company’s product line of SFP transceivers with data rates less than 10 Gbps that are sold to telecommunications and data communications customers. During the quarter ended December 31, 2008, there were sufficient indicators to require an interim goodwill impairment analysis, including a significant decrease in the Company’s market capitalization and a significant deterioration in the macroeconomic environment largely caused by the widespread unavailability of business and consumer credit. Based upon the interim goodwill analysis conducted, the Company recorded a $5.7 million impairment charge which represented the full amount of goodwill recorded at the time of the Pine acquisition. This non-cash charge is non-recurring and therefore the Company believes this charge is not indicative of its core operating performance.
Stock–based compensation expense: The Company adopted SFAS 123R effective April 1, 2006, and records compensation expense related to its stock-based awards. Depending upon the size, timing and the terms of the awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.
Litigation expenses: During the quarter ending June 30, 2008, the Company began to incur costs associated with a class action claim. Management excludes these expenses as the claim is deemed non-recurring and the expenses are deemed not meaningful for purposes of assessing its internal operating performance.
Business acquisition costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of the acquisition of StrataLight Communications, Inc. Management excludes these costs as they are deemed to be non-recurring and not meaningful for purposes of assessing its internal operating performance.

Opnext, Inc.
Unaudited Supplemental Earnings Reconciliation
(in thousands, except per share data)

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	December	December	December	December	September
	31, 2008	31, 2007	31, 2008	31, 2007	30, 2008
Reconciliation of GAAP Gross Margin to Non- GAAP Gross Margin:
Gross margin — GAAP	$15,582	$21,755	$67,164	$72,476	$24,451
Gross margin % — GAAP	22.1%	32.8%	28.6%	34.4%	30.5%
Adjustments:
Stock-based compensation	133	117	298	202	117

Gross margin — Non-GAAP	$15,715	$21,872	$67,462	$72,678	$24,568
Gross margin % — Non-GAAP	22.3%	32.9%	28.7%	34.5%	30.6%

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	December	December	December	December	September
	31, 2008	31, 2007	31, 2008	31, 2007	30, 2008
Reconciliation of GAAP Operating (Loss) Income to Non-GAAP Operating (Loss) Income:
Operating (loss) income — GAAP	$(15,471)	$1,763	$(13,211)	$10,078	$58
Operating (loss) income % — GAAP	(21.9)%	2.7%	(5.6)%	4.8%	0.1%
Adjustments:
Goodwill impairment	5,698	—	5,698	—	—
Stock-based compensation	1,584	1,291	4,161	2,358	1,475
Litigation expenses	276	—	776	—	356
Business acquisition costs	226	—	226	—	—

Operating (loss) income — Non-GAAP	$(7,687)	$3,054	$(2,350)	$12,436	$1,889
Operating (loss) income % — Non-GAAP	(10.9)%	4.6%	(1.0)%	5.9%	2.4%

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	December	December	December	December	September
	31, 2008	31, 2007	31, 2008	31, 2007	30, 2008
Reconciliation of GAAP Net (Loss) Income to Non- GAAP Net (Loss) Income:
Net (loss) income — GAAP	$(14,538)	$4,255	$(10,741)	$16,098	$1,188
Net (loss) income % — GAAP	(20.6)%	6.4%	(4.6)%	7.6%	1.5%
Adjustments:
Goodwill impairment	5,698	—	5,698	—	—
Stock-based compensation	1,584	1,291	4,161	2,358	1,475
Litigation expenses	276	—	776	—	356
Business acquisition costs	226	—	226	—	—

Net (loss) income — Non-GAAP	$(6,754)	$5,546	$120	$18,456	$3,019
Net (loss) income % — Non-GAAP	(9.6)%	8.4%	0.1%	8.8%	3.8%

Net (loss) income per share — GAAP:
Basic	$(0.23)	$0.07	$(0.17)	$0.25	$0.02
Diluted	$(0.23)	$0.07	$(0.17)	$0.25	$0.02

Net (loss) income per share — Non-GAAP:
Basic	$(0.10)	$0.09	$0.00	$0.29	$0.05
Diluted	$(0.10)	$0.09	$0.00	$0.29	$0.05

Shares
Basic	64,612	64,627	64,618	64,585	64,620
Diluted	64,612	64,667	64,618	64,625	64,769